World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Monday May 8, 2006

EGL, Inc. First Quarter Diluted EPS Increases 93% to $0.27

Net Income Increases 55%

HOUSTON, May 8, 2006 – EGL, Inc. (NASDAQ: EAGL) today reported net income for the first quarter of 2006 of $11.1 million, a 55% increase, compared with net income of $7.2 million in the same quarter of 2005.  Diluted earnings per share for the first quarter of 2006 were $0.27, a 93% increase, compared with $0.14 in the first quarter of 2005.

The first quarter of 2006 diluted earnings per share of $0.27 included a net gain of $0.04 per share ($1.5 million after tax) related to the resolution of a business interruption and related claims filed last year resulting from a fire at the Company’s Thurrock facility in the United Kingdom.  The first quarter of 2005 diluted earnings per share of $0.14 included a net gain of $0.06 per share ($3.2 million after tax) related to the settlement of the EEOC matter.

Q1 Financial Highlights:

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Gross revenues increased 7%  to $752 million, compared with $701 million in the first quarter of 2005 on increased air, ocean and logistics activity;

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Net revenues increased 11% to $237 million, compared with $213 million in the first quarter of 2005;

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Operating income increased 59% to $21.9 million, compared with $13.7 million in the first quarter of 2005:

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Net revenue margin improved to 31.5% compared with 30.5% in the first quarter of  2005;

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Cash flow from operations increased 35% to $65 million compared with $48 million in the first quarter of 2005;

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Free cash flow, defined as net cash flow from operating activities less capital expenditures, was $57 million, compared with $29 million for the first quarter of 2005;

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Days sales outstanding improved to 61 days compared with 71 days in the first quarter of 2005.

Three Months Ended
$ millions (except EPS)	3/31/06	3/31/05
Gross revenues % change	$ 752.4 + 7%	$ 700.7
Net revenues % change Net revenue margin Operating expenses Operating income	$ 237.2 + 11% 31.5% $ 215.3 $ 21.9	$ 213.4 30.5% $ 199.7 $ 13.7
Net income Diluted EPS	$ 11.1 $ 0.27	$ 7.2 $ 0.14

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EGL Chief Executive Officer Jim Crane commented, “Our solid first quarter results reflect increased gross and net revenues, strong management of operating expenses and solid cash flow from operations. We continue to focus the organization on increasing net revenues across all product lines and increasing operating income in all geographic locations.  Our first quarter results represent a very good start for 2006 in what traditionally has been our seasonally weakest quarter from both a revenue and earnings perspective. ”

Net revenues of $237 million in the first quarter of 2006 increased 11% from the same quarter last year driven by a 22% increase in ocean freight forwarding net revenues, an 11% increase in airfreight forwarding net revenues and an 8% increase in customs brokerage and other net revenue.

Operating income increased 59% to $21.9 million, as compared with the first quarter of 2005 due to an 11% increase in net revenues while operating expenses increased at a rate of 8%.  Operating expenses included $2.2 million pre-tax of personnel costs ($1.3 million after-tax or $0.03 per share) related to stock compensation expense in the first quarter of 2006.  Operating income as a percent of net revenues improved to 9.2% from 6.4% in the same quarter last year.

Non-operating expense in the first quarter of 2006 increased to $3.5 million from $0.4 million in the same quarter last year primarily due to an increase in interest expense of $2.4 million resulting from increased borrowings used to finance the modified “Dutch Auction” self-tender in October 2005.

Cash Flow and Balance Sheet

Cash flow from operations was $65 million for the first quarter.  EGL ended the first quarter of 2006 with $144 million in cash, restricted cash and short-term investments and total debt of $185 million.

2006 Earnings Outlook

For 2006, EGL expects full year diluted earnings per share in the range of $1.50 to $1.60, including an estimated $0.14 of stock compensation expense as a result of the Company’s adoption of SFAS 123(R) “Share-Based Payment” effective January 1, 2006.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on May 9, 2006 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended March 31, 2006.  The call can be accessed by dialing (719) 457-2630, access code 2975486 and is expected to last approximately 60 minutes.

Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live web cast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Tuesday, May 23, 2006 at (719) 457-0820, access code 2975486.

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), capital expenditure levels, growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, the results of government investigations and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, our ability to manage and continue growth,  risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, control by and dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements, laws and regulations that decrease our ability to change our charter and bylaws, the impact of goodwill impairments, the successful deployment of our global IT infrastructure, and other factors detailed in the Company's Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended March 31,
	2006	2005
Revenues	$ 752,363	$ 700,666
Cost of transportation	515,162	487,234
Net revenues	237,201	213,432
Operating expenses:
Personnel costs	134,596	125,202
Other selling, general and administrative expenses	80,724	80,482
EEOC legal settlement	-	(5,975)
Operating income	21,881	13,723
Nonoperating income (expense), net	(3,482)	(403)
Income before provision for income taxes	18,399	13,320
Provision for income taxes	7,295	6,155
Net income	$ 11,104	$ 7,165

Basic earnings per share	$ 0.28	$ 0.14
Diluted earnings per share	$ 0.27	$ 0.14
Basic weighted-average common shares outstanding	40,096	52,051
Diluted weighted-average common shares outstanding	40,649	52,595

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 144,244	$ 144,441
Trade accounts receivable, net of allowance	506,262	541,993
Other current assets	72,351	66,325
Total current assets	722,857	752,759
Property and equipment, net	183,836	190,601
Investments in unconsolidated affiliates	401	540
Goodwill, net	113,580	107,953
Other assets, net	41,408	29,855
Total assets	$ 1,062,082	$ 1,081,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 14,771	$ 20,964
Trade payables and accrued transportation costs	325,016	319,103
Accrued expenses and other liabilities	155,826	122,707
Total current liabilities	495,613	462,774
Long-term debt	170,236	19,843
Other noncurrent liabilities	42,039	38,291
Minority interests	1,921	1,157
Stockholders’ equity	352,273	562,643
Total liabilities and stockholders’ equity	$ 1,062,082	$ 1,081,708

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$ 11,104	$ 7,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,911	8,634
Bad debt expense	716	2,661
Other	2,338	3,200
Net effect of changes in working capital, net of assets acquired	41,806	26,319
Net cash provided by operating activities	64,875	47,979
Cash flows from investing activities:
Capital expenditures	(7,469)	(18,694)
(Increase) decrease in restricted cash	(618)	7,482
Proceeds from sales of other assets	203	782
Proceeds from property insurance	517	-
Acquisitions of businesses, net of cash acquired	(1,444)	-
Cash received from disposal of affiliates	1,254	-
Other	271	(8)
Net cash used in investing activities	(7,286)	(10,438)
Cash flows from financing activities:
Proceeds from issuance of debt	88,025	592
Repayment of debt	(134,055)	(1,307)
Issuance (repayment) of short-term debt with maturities of less than three months, net	(1,844)	(2,043)
Repayment of financed insurance premiums and software, net	(1,306)	(643)
Repayment of capital leases	(662)	(243)
Payment of deferred financing fees	(68)	(13)
Issuance of common stock for employee stock purchase plan	-	-
Proceeds from exercise of stock options	9,336	5,377
Excess tax benefit of employee stock plans	2,889	-
Other	(128)	142
Net cash used in financing activities	(37,813)	1,862
Effect of exchange rate changes on cash	580	1,988
Increase (decrease) in cash and cash equivalents	20,356	41,391
Cash and cash equivalents, beginning of the period	111,507	92,918
Cash and cash equivalents, end of the period	$ 131,863	$ 134,309

First quarter 2006 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.